OFFICE LEASE AGREEMENT CALIFORNIA

FLIGHT AT TUSTIN LEGACY TUSTIN, CA

THIS OFFICE LEASE AGREEMENT (the "Lease") is made and entered into as of the 24th day of November, 2021, by and between FLIGHT PHASE I OWNER, LLC, a Delaware limited liability company ("Landlord") and CHROMADEX CORPORATION, a Delaware corporation ("Tenant"). Pursuant to the terms of this Lease, Landlord agrees to lease the Premises (hereinafter defined) to Tenant and Tenant agrees to lease the Premises from Landlord. The Lease includes the following exhibits and attachments: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Building Rules and Regulations), Exhibit E (Additional Provisions), Exhibit F (Intentionally Omitted), Exhibit G (Statement of Tenant Regarding Lease Commencement), Rider No. 1 (Extension Option Rider), Rider No. 2 (Fair Market Rental Rate), and Rider No. 3 (Options in General).

1.Basic Lease Information.

1.01"Building" shall mean the building located at 1735 Flight Way, Tustin, California, which Building is included within the multi-building office and retail project commonly known as FLIGHT at Tustin Legacy (the "Project"). As used herein, "Rentable Square Footage of the Building" is deemed to be 93,256 rentable square feet. "Property" shall mean the Building and the parcel(s) of land on which it is located. "Common Areas" shall mean the portion of the Building and Property that are designated by Landlord for the common use of tenants as further described in Section 2.01.

1.02"Premises" shall mean the area shown on Exhibit A to this Lease. The Premises are located on the second (2nd) floor of the Building and known as Suite 200. The "Rentable Square Footage of the Premises" is deemed to be 7,799 square feet.

1.03"Base Rent":

Period or Months of Term	Annual Base Rent	Monthly Base Rent	Monthly Base Rent per Rentable Square Foot of the Premises
1-12	$308,840.40	$25,736.70*	$3.30
13-24	$318,199.20	$26,516.60*	$3.40
25-36	$327,558.00	$27,296.50	$3.50
37-48	$337,852.68	$28,154.39	$3.61
49-60	$347,211.48	$28,934.29	$3.71
61-72	$358,442.04	$29,870.17	$3.83
*Subject to abatement as set forth in Exhibit E of the Lease.

1.04"Tenant's Pro Rata Share": 8.36% of the Building (7,799 square feet within the Premises / 93,256 square feet within the Building) and 1.71% of the Project (7,799 square feet within the Premises / 456,740 modified Project square feet excluding the "Food Hall" and Project conference center). Tenant shall pay Tenant's Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

1.05Intentionally Omitted.

1.06"Term": A period of seventy-two (72) full calendar months. The Term shall commence on July 1, 2022 (the "Commencement Date") and shall expire on June 30, 2028 (the "Expiration Date"), subject to earlier termination, if applicable, in accordance with the terms of this Lease. Tenant shall have one (1) option to extend the Term for an additional period of sixty (60) months, pursuant to and in accordance with the terms and conditions of Rider No. 1, Rider No. 2 and Rider No. 3 attached hereto.

1.07"Security Deposit": $41,114.38.

1.08"Brokers": CBRE on behalf of Landlord and Cushman & Wakefield on behalf of Tenant.

1.09"Permitted Use": General and administrative office purposes, subject to the terms and conditions contained in that certain Quitclaim Deed for Tustin Legacy Cornerstone I – Phase I and Covenants, Conditions and Restrictions Including Environmental Restriction Pursuant to Civil Code Section 1471 dated as of June 29, 2017, that certain Declaration of Special Restrictions for Cornerstone I (Phase 1 Parcel) dated as of June 29, 2017 and that certain Declaration of Covenants, Conditions, Restrictions and Establishment of Easements for The Flight at Tustin Legacy dated as of June 29, 2017, recorded against the Property, as the same may be amended from time to time (collectively, the "Governing Documents").

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1.10"Notice Addresses":

Landlord:    Tenant:

FLIGHT PHASE I OWNER, LLC
c/o LPC West, Inc.
19600 Fairchild Road, Suite 100
Irvine, CA 92612
Attention: Property Manager, FLIGHT With a copy to:
FLIGHT PHASE I OWNER, LLC
c/o Alcion Ventures L.P. 53 State Street, 37th Floor Suite 3702
Boston, Massachusetts 02109 Attn: Eugene F. DelFavero

CHROMADEX CORPORATION
10900 Wilshire Boulevard, Suite 600 Los Angeles, CA 90024

With a copy to:

Address for payment of Rent:

FLIGHT PHASE I OWNER, LLC
c/o LPC West, Inc.
19600 Fairchild Road, Suite 100
Irvine, CA 92612
Attention: Property Manager, FLIGHT

1.11"Landlord Work" means the work that Landlord is obligated to perform in the Premises pursuant to the separate work letter agreement (the "Work Letter") attached to this Lease as Exhibit C.

1.12"Parking": Tenant shall purchase a total of thirty-one (31) parking passes for unreserved parking spaces. The monthly cost during the Term for parking shall be as follows (collectively, the "Parking Fee"): (a) for unreserved spaces, (i) $0.00 for the first thirty-six (36) months of the initial Term; and (ii) $50.00 per unreserved parking space per month thereafter; and (b) for reserved spaces rented by Tenant as provided in this Section 1.12 below, $100.00 per reserved parking space per month. Such parking spaces shall also be subject to the payment of Expenses attributable to the parking areas and to the provisions set forth in Section 29. During the Term of this Lease, Tenant shall have the right to permanently convert on a one-to-one basis up to three (3) of its unreserved spaces to reserved spaces at the rate provided above for reserved spaces in a location mutually agreed upon in good faith by Landlord and Tenant. Tenant agrees to pay for such parking passes as Additional Rent (defined in Section 3) under this Lease. Except as set forth in this Section 1.12 and Section 29 herein, the purchase of such parking passes shall be subject to the Rules and Regulations as set forth in Exhibit D to the Lease.

1.13"Guarantor": None.

2.Commencement Date; Possession.

2.01Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon all the terms, covenants and conditions contained in the Lease. Tenant acknowledges that Landlord has not made any representation or warranty with respect to the condition of the Premises, the Building or the Project with respect to the suitability or fitness of any of the same for the conduct of Tenant's Permitted Use, its business or for any other purpose. The "Rentable Area" or "rentable square feet" and "Usable Area" or "usable square feet" shall be calculated by Landlord provided, however, that in any case the Rentable Area of the Building (and the applicable buildings of the Project) shall include all of, and, with respect to the Building, the Rentable Area of the Premises shall include a portion of, the square footage of the ground floor common areas located within the Building and the other applicable building(s) of the Project, respectively, and the common area and occupied space of the portion of the Project dedicated to the service of the Building or such other building(s) of the Project, as the case may be. "Common Areas" shall mean the lobby, plaza and sidewalk areas, accessways, Parking Facilities, and the area on individual floors in the Building or other building(s) of the Project, as applicable, whether indoor or outdoor, devoted to corridors, fire vestibules, elevators, foyers, lobbies, electric and telephone closets, restrooms, mechanical rooms, janitor's closets, and other similar facilities for the benefit of all tenants and invitees and shall also mean those areas of the Building or other building(s) of the Project, as applicable, devoted to mechanical and service rooms servicing the Building or other building(s) of the Project, as applicable. Tenant acknowledges that it has reviewed the detail of the Rentable Area and Usable Area of the Premises prior to execution of this Lease and understands and agrees to the methodology. The Common Areas shall be subject to the exclusive management and control of Landlord, and Tenant shall comply with all Rules and Regulations pertaining to the Common Areas. Landlord shall have the right from time to time to designate, and in its reasonable discretion, relocate and limit the use of particular areas or portions of the Common Areas; provided Landlord shall use commercially reasonable efforts to notify Tenant at least five (5) calendar days in advance of any such material relocation or limitation. Landlord shall also have the right, in its reasonable discretion, to close all or any portion of the Common Areas as may, in the reasonable discretion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights in any person, provided Landlord shall use commercially reasonable efforts to notify Tenant at least five (5) calendar days in advance of any such material closure. Notwithstanding anything to the contrary in this Section 2.01, any such relocation or limitation of use of any Common Areas shall not: (a) have a material adverse effect upon the access to and/or use by Tenant, or Tenant’s suppliers, employees, agents and customers (collectively, “Tenant’s Invitees”) of the Premises or vehicular and/or pedestrian access to the Premises, (b) be materially inconsistent with the rights and obligations of Landlord and Tenant under this Lease; and/or (c) materially increase Tenant’s cost of operating its business in the Premises.

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2.02Subject to Landlord performing any required Landlord Work, the Premises are accepted by Tenant in "AS IS" condition and configuration without any representations or warranties by Landlord.

2.03Within 30 calendar days after the Commencement Date, Tenant shall return an executed Statement of Tenant Regarding Lease Commencement in the form attached hereto as Exhibit G. The Statement of Tenant Regarding Lease Commencement shall be binding upon Tenant unless Tenant objects thereto in writing within such 30 day period.

3.Rent. Upon execution of this Lease, Tenant shall pay to Landlord the sum of $33,243.24 constituting Base Rent and the estimated Tenant’s Pro Rata Share of Taxes and Expenses due and payable by Tenant for the first full calendar month of the Term for which Rent is payable hereunder. Except as otherwise set forth in this Lease, Tenant shall pay Landlord, without any setoff or deduction all Base Rent and Additional Rent for the Term (collectively referred to as "Rent") when due. "Additional Rent" means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease, including, without limitation, payments for insurance, repairs and parking and Tenant's Pro Rata Share of Taxes and Expenses. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 calendar days after billing by Landlord. All Rent payable by Tenant hereunder shall be paid to Landlord in lawful money of the United States of America, by check made payable to the entity constituting Landlord hereunder and sent to the address designated in Section 1.10 of the Basic Lease Information, or to such other location or address as Landlord may designate from time to time. Tenant shall pay Landlord a one time administration fee equal to 5% of any Rent that is past due Rent. In addition, Rent that is five (5) calendar days past due shall accrue interest until paid at 12% per annum (or the maximum rate legally permissible, whichever is less). Notwithstanding the foregoing, Tenant shall be entitled to notice and the expiration of a five (5) day cure period prior to imposition of any late charge or interest charge under this Section 3 one (1) time per calendar year; after such written notice has been provided to Tenant in a calendar year, Tenant shall not be entitled to any further notice prior to imposition of a late charge or interest under this Section 3 in such calendar year. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant's covenant to pay Rent is independent of every other covenant in this Lease. Further, in the event any check submitted by Tenant is returned by reason of "non sufficient funds", Tenant shall pay to Landlord an "NSF Fee" at Landlord's standard rate then in effect.

4.Compliance with Laws; Use. The Premises shall be used for the Permitted Use and for no other use whatsoever. In no event shall the Premises be used as a co-working center, executive office suites or a flexible workplace center. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity (collectively, "Laws"), regarding the operation of Tenant's business and the use, condition, configuration and occupancy of the Premises. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that the Premises has not undergone an inspection by a certified access specialist (a “CASp”) and no representations are made with respect to compliance with accessibility standards. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Therefore and notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Tenant shall be solely responsible for the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. Tenant shall comply with the Rules and Regulations of the Building attached as Exhibit D and such other commercially reasonable rules and regulations adopted by Landlord from time to time upon at least thirty (30) calendar days prior written notice to Tenant. Landlord shall modify and enforce the Rules and Regulations in a uniform and non-discriminatory manner with respect to all tenants and occupants of the Project, and further provided any modification of the Rules and Regulations shall not materially increase Tenant’s obligations or be materially inconsistent with Tenant’s rights under this Lease.

5.Security Deposit. The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Laws) as security for the performance of Tenant's obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent, to cure any Default (defined in Section 18) by Tenant, or to compensate Landlord for any other loss or damage Landlord may suffer by reason of Tenant's Default. If Landlord uses any portion of the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount, and Tenant's failure to do so shall be a Default under this Lease. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 calendar days after the latest to occur of: (a) payment of the final Rent due from Tenant; or (b) the Expiration Date; or (c) the date Tenant surrenders the Premises to Landlord in compliance with Section 27. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor Laws now or hereafter in effect.

6.Building Services. Landlord shall furnish Tenant with the following services: (a) water service for use in the base building lavatories; (b) customary heat and air conditioning ("HVAC") in season from 8:00 A.M. to 6:00 P.M., Monday through Friday and upon request by Tenant given prior to 4:00 P.M. on Friday from 8:00 A.M. to 12:00 P.M. Saturday (excepting nationally recognized holidays, which currently include New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day) (collectively, the "Building Service Hours"), and Tenant shall have the right to receive HVAC service during hours other than the Building Service Hours by paying Landlord's charge for additional HVAC service, which charge shall be equal to Landlord's actual costs for utilities consumed plus a

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standard administrative and depreciation charge with a two (2) hour minimum and providing such reasonable prior notice as is specified by Landlord; (c) standard janitor service;(d) passenger elevator service; and (e) Building standard electricity for general office purposes, not to exceed five (5) watts connected load per rentable square foot of the Premises calculated on a monthly basis for Building Service Hours. Electricity used by Tenant in the Premises shall, at Landlord's option, be paid for by Tenant either: (i) through inclusion in Expenses (except as provided for excess usage); (ii) by a separate charge payable by Tenant to Landlord; or (iii) by separate charge billed by the applicable utility company. Landlord's failure to furnish, or any interruption, diminishment or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 28.02) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement.

If Tenant uses water, electricity, heat or air conditioning in excess of the Building standard level of services supplied by Landlord pursuant to the terms hereof, or if Tenant's consumption of electricity shall exceed Building standard electrical consumption as referenced in subsection 6(e) above, Tenant shall pay to Landlord, upon actual billing, the cost incurred for such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption. In order to measure the amount of electricity provided to the Premises, Landlord may, at its sole discretion and at Landlord's sole cost and expense, install devices to separately meter Tenant's electrical consumption. Further, Tenant shall not install any supplemental or stand alone HVAC or cooling equipment or systems without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord may condition such consent upon the installation of separate meters to measure any related consumption of chilled water or electricity and compliance with Landlord's design criteria so as not to affect base Building systems or equipment. Tenant's use of electricity shall never exceed the capacity of the feeders to the Property or the risers or wiring installation, and Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises that will result in excess utilities consumption, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of this Section 6, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish. The current hourly cost, which is subject to increase in Landlord's reasonable discretion, is Sixty-Five Dollars ($65.00) per hour per zone within the Premises.

During the Term of this Lease, or any extensions thereof, as a benefit to the tenants of the Property, Landlord may elect to provide certain amenities at the Project for use by tenants and their employees (with any such offerings collectively being referred to as the “Amenities”). For example, Amenities may include a conference center (the “Conference Center”), a fitness center (the “Fitness Center”) and food service. Landlord shall have the right (a) to determine and/or alter the size and location of such Amenities and the type of equipment provided, (b) to include in Expenses all management, operation, maintenance, repair and equipment replacement costs related to the Amenities (including, without limitation, a market rent amount for the rentable square footage of the Amenities), and (c) to include the rentable square footage of the Amenities in the common area “add on” factor for all measurement purposes for the Project. Tenant shall pay Landlord’s regular charge for use of the Conference Center and for the cost of any special services related to Tenant’s use of the Amenities, e.g., long-distance phone calls, catering, set up or take down and cleaning costs, after-hours HVAC service (with a two (2) hour minimum), personal training services, etc. (“Special Amenity Services”). Tenant must schedule use of the Conference Center with Landlord in advance, and Tenant’s use thereof shall be subject to availability and governed by Landlord’s commercially reasonable rules and regulations for the Conference Center that are then in effect. Costs to maintain and operate the Amenities shall be included in Expenses. Tenant acknowledges and agrees that Tenant’s and any Tenant Related Party’s use of the Amenities is voluntary and, in consideration of the use of the Amenities, shall be undertaken by Tenant and such Tenant Related Party at its sole risk. Neither Landlord nor Landlord’s officers, directors, managers, servants, agents and/or employees (collectively, the “Released Parties”) shall be liable for any claims, demands, injuries, damages, actions or causes of action whatsoever arising out of or connected with Tenant’s and any Tenant Related Party’s use of the Amenities and their facilities and services. TO THE EXTENT PERMITTED BY APPLICABLE LAWS, TENANT DOES HEREBY EXPRESSLY FOREVER WAIVE, RELEASE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL LIABILITY ARISING FROM ALL SUCH CLAIMS, DEMANDS, INJURIES, DAMAGES, ACTIONS AND/OR CAUSES OF ACTION, INCLUDING LIABILITY FROM ALL ACTS OF ACTIVE OR PASSIVE NEGLIGENCE, INCLUDING SOLE OR GROSS NEGLIGENCE, ON THE PART OF THE RELEASED PARTIES.
Further, as a condition to each person’s use of any Fitness Center, Tenant shall cause each person using the Fitness Center to execute a release on Landlord’s standard form prior to such party’s use of the Fitness Center. The waivers contained in this paragraph shall survive the expiration or earlier termination of this Lease.

7.Landlord's Reservation of Rights. Provided the rights and obligations of Landlord and Tenant under this Lease are not materially adversely affected, Tenant’s cost of operating its business in the Premises is not materially increased, and Tenant's and Tenant’s Invitees use of vehicular and pedestrian access to the Premises and parking spaces to be provided to Tenant under this Lease are not materially adversely affected, Landlord reserves for itself and for all other owner(s) and operator(s) of the Common Areas and the balance of the Property and/or the Project, the right from time to time to: (i) install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building; (ii) make changes to the design and layout of the Project, including, without limitation, changes to buildings, driveways, entrances, loading and unloading areas, direction of traffic, landscaped areas and walkways, and, subject to the parking provisions contained in Section 29 and Exhibit D, parking spaces and parking areas; and (iii) use or close temporarily the Common Areas and/or other portions of the Property and the Project while engaged in making improvements, repairs or alterations to the Building, the Property, the Project or any portion thereof, and further provided Landlord shall in each instance use commercially reasonable efforts to minimize any interference with Tenant’s and Tenant’s Invitees use and occupancy of the Premises.

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8.Leasehold Improvements. All improvements in and to the Premises, including any Alterations (defined below) (collectively, "Leasehold Improvements") shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least sixty (60) calendar days prior to the Expiration Date, may require Tenant, at its expense, to remove any electronic, phone and data cabling and related equipment (collectively, "Cable") installed by or for the benefit of Tenant and/or any Landlord Work or Alterations that, in Landlord's reasonable judgment, are not standard office improvements and are of a nature that would require material removal and repair costs (collectively referred to as "Required Removables").

9.Repairs and Alterations.

9.01Tenant shall reasonably and periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair and shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord's express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear and casualty excepted. If Tenant fails to make any repairs to the Premises for more than 15 calendar days after notice from Landlord, or such additional time as reasonably necessary if such repair cannot reasonably be completed within 15 calendar days (although notice shall not be required in an emergency), Landlord upon at least 10 calendar days prior written notice to Tenant may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs. Landlord shall perform all maintenance and repairs upon the: (a) structural elements of the Building;
(b) mechanical, electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas;
(d) roof of the Building; (e) exterior windows of the Building; (f) elevators serving the Building; and (g) the Premises' HVAC system and units; provided, however, the repair of any and all structural defects in the Building's base, shell and core including the structural elements of the roof and floor and the repair of any latent defects in such base, shell and core shall be at Landlord's sole cost and expense and not included in Expenses. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

9.02Tenant shall not make alterations, repairs, additions or improvements or install any cable (collectively referred to as "Alterations") without first obtaining the written consent of Landlord in each instance, which consent Landlord shall not unreasonably withhold, condition or delay. In order to obtain such approvals, Tenant shall furnish Landlord with plans and specifications; names of contractors acceptable to Landlord; required permits and approvals; and evidence of contractor's and subcontractor's insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant's plans for Alterations. In addition, Tenant shall pay Landlord a fee for Landlord's oversight and coordination of any Alterations equal to 5% of the cost of the Alterations. Upon completion, Tenant shall furnish "as-built" plans for Alterations, completion affidavits and full and final waivers of lien. The construction of the initial Tenant Improvements shall be governed by Exhibit C attached hereto and not this Section 9. Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises (the "Cosmetic Alterations"), without Landlord's consent, provided that the aggregate cost of any such alterations does not exceed $100,000.00 in any twelve (12) month period, and further provided that such Cosmetic Alterations do not (a) require any structural or other substantial modifications to the Premises, (b) require any changes to, nor adversely affect, the systems and equipment of the Building (including, without limitation, the sprinkler system), (c) require any permits, or (d) affect the exterior appearance of the Building. Tenant shall give Landlord at least ten (10) business days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Section 9.02 for Cosmetic Alterations.

10.Entry by Landlord. Landlord may enter the Premises to inspect the Premises, to clean and make repairs, alterations or additions and to perform or facilitate maintenance, repairs, alterations or additions to any portion of the Building, to show the Premises to prospective lenders, investors and buyers, and during the last twelve (12) months of the Term or any extension term to show the Premises to prospective tenants. Except in emergencies or to provide Building services, Landlord shall provide Tenant with at least twenty-four (24) hours prior written notice of entry. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. Landlord agrees and understands that any and all observations, understandings, trade secrets, knowledge, or materials and communications which it receives or develops in connection with its obligations under this Lease which upon a reasonable inspection shall appear confidential, shall constitute confidential information (“Tenant Confidential Information”). To the extent permitted by law, Landlord shall not disclose or share Tenant Confidential Information with any third party without the prior, written consent of the Tenant. For the avoidance of doubt, in the event Landlord discovers Tenant Confidential Information in the course of exercising its rights under this Section, Landlord shall not use, disseminate, or otherwise disclose the Tenant Confidential Information to any third party without the express, written consent of the Tenant.

11.Assignment and Subletting. Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. It is further understood that any renewal, extension or modification of an existing sublease shall also require Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted Transfer in violation of this Section shall, at Landlord's option, be void. Within 15 calendar days after receipt of executed copies of the transfer documentation and such other information as Landlord may reasonably request, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) refuse to consent to the Transfer; or (c) recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, the Lease shall automatically be amended to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. Upon Landlord's consent to any Transfer, Tenant shall pay and continue to pay Landlord fifty percent (50%) of any net "Transfer Premium" (defined below), received by Tenant from the transferee. "Transfer Premium" shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Base Rent, Taxes and Expenses payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis less any out-of-pocket concessions such as

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free rent, moving or tenant improvement allowances, legal fees including Landlord’s review fee and attorney’s fees as described below paid by Landlord, brokerage commissions, space planning fees and lease assumption costs. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. In no event shall any Transfer release or relieve Tenant from any obligation under this Lease. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord's review of any requested Transfer. Additionally, Tenant shall reimburse Landlord for all reasonable attorneys' fees and costs incurred by Landlord with respect to any Transfer not to exceed $2,000.00 per proposed Transfer, whether consented to or not. If Tenant is in Default (as defined below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant's share of payments received by Landlord.

Notwithstanding anything in this Section 11 to the contrary, without the consent of Landlord, this Lease may be assigned to ("Successor Entity") (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant at least ten (10) calendar days prior to the effective date of the applicable transaction, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, (D) the assignee is a reputable entity of good character and shall have, immediately after giving effect to such assignment, an aggregate net worth (“Net Worth”), ignoring goodwill as an asset, computed in accordance with generally accepted accounting principles (“GAAP”) at least equal to the aggregate Net Worth (as so computed) of Tenant immediately prior to such assignment or on the date of this Lease, whichever is greater, and (E) the Premises shall continue to be used for the Permitted Use. Further, Tenant may assign this Lease or sublet all or any part of the Premises to an Affiliate of Tenant; provided, that (1) Landlord shall have received a notice of such assignment or sublease from Tenant at least ten (10) calendar days prior to the effective date of the applicable transaction; and (2) in the case of any such assignment, (a) the assignment is for a valid business purpose and not to avoid any obligations under this Lease, (b) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease, and (c) the Premises shall be used for the Permitted Use. “Affiliate” means, as to any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity. “Control” (and with correlative meaning, “controlled by” and “under common control with”) means ownership or voting control, directly or indirectly, of more than fifty percent (50%) of the voting stock, partnership interests or other beneficial ownership interests of the entity in question. An Affiliate or Successor Entity that is assigned Tenant’s entire interest in this Lease in accordance with this paragraph may be referred to herein as an “Affiliated Assignee.”

12.Liens. Tenant shall not permit mechanic's or other liens to be placed upon the Property or Premises in connection with any work purportedly done by or for the benefit of Tenant or its transferees. Tenant shall, within 10 calendar days of notice from Landlord, fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by Laws. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien, and Tenant shall reimburse Landlord for any amount actually incurred and paid by Landlord in connection therewith.

13.Indemnity and Waiver of Claims. Except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant hereby waives all claims against and releases Landlord, the Additional Insureds, and each of their trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (as defined herein) and agents (the "Landlord Related Parties") from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) acts of God, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe; (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter outside of the reasonable control of Landlord. Except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, suits, damages, penalties, claims, actions, losses, costs, charges and expenses (collectively, “Claims”), including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Laws), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in, on or about the Premises or any acts or omissions (including without limitation violations of Laws and/or CC&Rs) of Tenant and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees and agents (the "Tenant Related Parties") or any of Tenant's transferees, contractors or licensees.

14.Insurance.

14.01Tenant shall obtain and maintain throughout the Term, at Tenant’s sole cost and expense, the following insurance ("Tenant's Insurance"). Additionally, the Tenant shall maintain the Tenant’s Insurance for a period of four (4) years following the latter expiration or termination of the Term, with terms and coverage no less favorable than those contained in this Section 14.

(a)Provided Tenant is reasonably unable to obtain occurrence basis insurance, Tenant shall maintain Commercial General Liability Insurance, on a claims-made basis, insuring coverage for bodily injury (including death and mental anguish) and property damage (including loss of use), and including the following divisions and extensions of coverage: Premises and Operations; Owners and Contractors protective; Insured Contracts as defined by the most recently filed ISO CG 00 01 form (including coverage for Tenant's indemnity obligations under this Lease); liquor liability, if applicable; and Products and Completed Operations. Such insurance must have the following minimum limits of liability: $1,000,000 Per Occurrence, $2,000,000 General Aggregate, $1,000,000 Personal and Advertising Injury – Per Occurrence, $2,000,000 Products and Completed Operations Aggregate. The policy shall be endorsed to ensure the general aggregate limit shall apply separately and in total to this location only (designated location general aggregate limit). The policy shall name the Additional Insureds as additional insureds on a primary and non-contributory basis;

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(b)Property Insurance, written on an "All Risk" or Special Form ISO CP 10 30 or its equivalent, including (without limitation) coverage for fire, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicle, smoke damage, vandalism, malicious mischief, sprinkler leakage, earthquake sprinkler leakage, water damage from any cause whatsoever (including but not limited to sprinkler leakage, bursting, leaking, or stoppage of any pipes, explosion, and backup or overflow from sewers or drains), earthquake, hail, windstorm, cyclone, tornado, flood, acts of terrorism, equipment breakdown, and pollution coverage for damage caused by heat, smoke or fumes from a hostile fire, at full replacement cost value (without deduction for depreciation) and with a replacement cost endorsement covering all of Tenant's business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises ("Tenant's Property") and any Leasehold Improvements performed by or for the benefit of Tenant;

(c)Extra Expense, Loss of Income or Property/Business Interruption Insurance, written on an ISO CP 00 30 form or its equivalent, in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils included within "All Risk" coverage or otherwise commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant's parking areas or to the Building as a result of such perils, with such coverage to extend to actual loss sustained subject to a minimum of one year loss of Rental Value, including Extra Expense as needed to reduce the period of restoration after the loss;

(d)Workers' Compensation Insurance as required by Laws and in amounts as may be required by applicable statute and Employers Liability Coverage of at least $1,000,000 bodily injury (each accident),
$1,000,000 bodily injury by disease (each employee), and $1,000,000 bodily injury by disease (policy limit), and containing a waiver of subrogation endorsement in favor of Landlord;

(e)Commercial Automobile Liability insuring bodily injury and property damage arising from any auto (including all owned, non-owned, leased and hired vehicles), with minimum combined single limit of liability of
$1,000,000 per accident;

(f)If the Tenant is in the business of manufacturing, distributing, selling, serving or furnishing alcohol, on or from the Premises, Liquor Liability Insurance holding harmless and protecting Landlord and the Additional Insureds from and against any and all Claims arising under any present or future law, statute, or ordinance of the State of California, or other governmental authority having jurisdiction over the Premises, by reason of any storage, sale, use or giving away of alcoholic beverages on or from the Premises and issued on a form as otherwise acceptable to Landlord. Such policy shall have a minimum limit of liability of $5,000,000 per occurrence and in the aggregate for bodily injury (fatal or nonfatal) and property damage;

(g)Umbrella/Excess Liability on a follow form basis sitting excess of and not more restrictive than the underlying Employers Liability, Liquor Liability (if applicable), Commercial Automobile Liability, and Commercial General Liability policies, with minimum limits of liability of $5,000,000 Per Occurrence and $5,000,000 Aggregate. Such Umbrella/Excess Liability policy must be endorsed to provide that this insurance is primary to, and non-contributory with, any other insurance on which any of the Additional Insureds are an insured, whether such other insurance is primary, excess, contingent, self-insurance, or insurance on any other basis. This endorsement must cause the Umbrella/Excess coverage to be vertically exhausted, whereby such coverage is not subject to any “Other Insurance” clause under this Umbrella and/or Excess Liability policy;

(h)With respect to improvements or alterations performed by Tenant within the Premises, Tenant shall carry or cause its general contractor to carry Builder's Risk insurance (or an Installation Floater) written on an “All Risk” or Special Form basis, in the amount of the costs of such improvements or alterations, on a replacement cost basis. Tenant shall also cause its general contractor to carry Commercial General Liability, Workers Compensation Insurance, Commercial Automobile Liability, and Umbrella/Excess Liability insurance with terms and specifications mirroring those required in this Section 14, including but not limited to each term of Section 14.02 below. Tenant shall also require its general contractor to require each of its subcontractors to maintain insurance coverages equivalent to those standard in the industry but in no event less than the Commercial General Liability and Workers’ Compensation limits required above, and such insurance shall include terms and specifications mirroring those required in the below Section 14.02; and

(i)Such other insurance that are then customarily maintained by similar tenants in the region and as Landlord (or Landlord’s lender) may require.

14.02Any company writing Tenant's Insurance shall have an A.M. Best rating of not less than A:X and shall be licensed to issue insurance coverage in the State of California. All policies shall contain deductibles not greater than $50,000 unless otherwise approved by Landlord in writing. Landlord shall not be responsible for any deductibles or self-insured retentions. All liability insurance policies (except for Workers’ Compensation) shall (i) name Landlord (or its successors and assignees), Flight Venture LLC, Alcion Flight Investors LLC, Alcion Flight Strategic LLC, Alcion Real Estate Partners Master Fund, L.P., Alcion Real Estate Partners Strategic Parallel Fund III, L.P., Alcion Capital Master Fund GP III, LLC, Alcion Capital Strategic III, LLC, LO Flight LLC, Lincoln Property Company Commercial, Inc., LPC West, Inc. the managing agent for the Building (or any successor), and their respective members, principals, beneficiaries, partners, officers, directors, employees, lenders, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear, as additional insureds (collectively, the “Additional Insureds”) (in the case of General Liability and Umbrella/Excess Liability following form thereof, for both ongoing and completed operations utilizing endorsement ISO Form CG 2011 11/85 or a combination of ISO Form CG 20 37 10 01 and ISO CG 20 10 10 01 or other equivalent(s) approved by Landlord), (ii) must contain an endorsement stating "such insurance as is afforded by this policy for the benefit of Landlord and any other additional insured(s) designated by Landlord, shall be primary as respects any liability or claims arising out of the occupancy of the Premises by Tenant or Tenant's operations, and any insurance carried by Landlord or any other additional insured(s) shall be non-contributory" provision that the insurance afforded by such policy is primary insurance, and (iii) contain a cross-liability endorsement or separation of insureds/severability of interests clause. All policies of Tenant's Insurance shall (x) contain an

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unqualified thirty (30) calendar days' advance written notice of any cancellation, termination, material change or lapse of insurance and (y) contain an endorsement that the insurer waives its rights to subrogation against Landlord and the Additional Insureds as described in Section 15 below. No policy required hereunder shall contain a co-insurance clause and all policy deductibles shall be acceptable to Landlord. Tenant shall provide Landlord with duly executed certificates of insurance on ACORD 25 and ACORD 28 forms, endorsements, and, upon Landlord’s request, copies of the policies, evidencing all insurance required to be carried by Tenant hereunder (including but not limited to the additional insured coverage as noted above) at least fifteen (15) calendar days prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant's Insurance. In no event shall the limits of any insurance policy obtained by a Tenant be considered to limit the liability of Tenant under this Lease. Further, and without limitation of Section 28.06 herein, all obligations placed on Tenant in this Section 14 and the below Section 15 (including, but without limitation and purely for the avoidance of doubt, maintenance of products-completed operations coverage, additional insured status for completed operations, primary and non-contributory coverage, and waiver of subrogation) shall survive the termination or expiration of this Lease.

15.Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage to person with respect to Tenant's Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss, damage or injury is (or would have been, had the insurance required by this Lease been carried) covered by insurance. As noted above, Tenant also waives subrogation with respect to losses or claims covered by any liability and worker's compensation insurance.

16.Casualty Damage. Landlord, by notice to Tenant within 60 calendar days of the date of the fire or other casualty (a "Casualty"), shall have the right to terminate this Lease if all or any part of the Premises is damaged to the extent that it cannot reasonably be repaired within 120 calendar days after the date of the Casualty. If this Lease is not terminated, Landlord shall promptly and diligently, restore the Premises and all Leasehold Improvements existing within the Premises prior to the Casualty. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Laws. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repairs. Within 30 calendar days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant's business resulting in any way from the Casualty or the repair thereof. During any period of time that all or any portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable or unusable by Tenant for its ordinary business operations and not used by Tenant for the period from the date of the Casualty to the date such portion of the Premises is made tenantable. Notwithstanding the foregoing, and without limiting Tenant's obligations, to pay to Landlord any cost of restoration in excess of the proceeds of Tenant's Insurance, in the event that Landlord does not receive sufficient insurance proceeds to complete all required restoration work, whether due to an uninsured Casualty, requirements of a Mortgagee, or otherwise, then Landlord shall have the right to terminate this Lease by written notice to Tenant. The provisions of this Lease, including this Section 16, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building, the Property or the Project, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Property.

Within sixty (60) calendar days after the date Landlord learns of the necessity for repairs as a result of Casualty damage to the Premises, Landlord shall notify Tenant ("Damage Repair Estimate") of Landlord's estimated assessment of the period of time in which the repairs will be completed to the Premises. If the Damage Repair Estimate indicates that repairs cannot be completed to the Premises within one hundred eighty (180) calendar days after being commenced and if such damage is not the result of the gross negligence or willful misconduct of Tenant or Tenant's Invitees, Tenant may elect, not later than thirty (30) calendar days after Tenant's receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective thirty (30) calendar days following delivery of Tenant's notice.

17.Condemnation. Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Laws, by eminent domain or private purchase in lieu thereof (a "Taking"). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord's ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five
(45) calendar days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

18.Events of Default. Each of the following occurrences shall be considered to be a "Default": (a) Tenant's failure to pay any portion of Rent when due, if the failure continues for 5 calendar days after written notice to Tenant that the same is past due, which notice shall be in satisfaction of, and not in addition to, notice required by Laws ("Monetary Default"); (b) Tenant’s failure to comply with the time deadline for Landlord’s request for a subordination agreement, estoppel certificate or financial statements from Tenant pursuant to Sections 24 or 25 below (as applicable) if the failure is not cured within 10 calendar days after written notice to Tenant that the same is past due; or (c) Tenant's failure (other than a Monetary Default and other than as provided in clause (b) above) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 30 calendar days after written notice to Tenant; provided, however, if Tenant's failure to comply cannot reasonably be cured within 30 calendar days, Tenant shall be allowed additional time (not to exceed 60 calendar days)

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as is reasonably necessary to cure the failure so long as Tenant commences to cure within 30 calendar days and Tenant diligently pursues the cure to completion. Any notice provided under this Section 18 shall be in satisfaction of, and not in addition to, any notice required by Laws (including, without limitation, Section 1161 of the California Code of Civil Procedure).

19.Remedies.

19.01Upon the occurrence of any Default under this Lease, whether enumerated in Section 18 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of Section 18 or this Section 19, and waives any and all other notices or demand requirements imposed by applicable law):

(a)Terminate this Lease and Tenant's right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i)The Worth at the Time of Award (as defined below) of the unpaid Rent which had been earned at the time of termination;

(ii)The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(iii)The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(iv)Any other amount reasonably necessary to compensate Landlord for all the detriment either proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v)All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The "Worth at the Time of Award" of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (A) the greatest per annum rate of interest permitted from time to time under applicable law, or (B) the Prime Rate (defined below) plus 5%. For purposes hereof, the "Prime Rate" shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The "Worth at the Time of Award" of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

(b)Employ the remedy described in California Civil Code §1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

(c)Notwithstanding Landlord's exercise of the remedy described in California Civil Code
§1951.4 in respect of an event or events of Default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant's right to possession of the Premises and recover an award of damages as provided above in Section 19.01(a).

19.02The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

19.03TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT'S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

19.04No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of Default shall not be deemed or construed to constitute a waiver of such Default. In no event shall Tenant be liable for Landlord’s lost profits, damage to or loss of business or any form of special, indirect or consequential damages except in connection with a Tenant holdover as provided in Section 22 below.

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19.05If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right upon at least ten (10) calendar days prior written notice to Tenant to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 5% of the cost of the work performed by Landlord.

19.06This Section 19 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

19.07Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) calendar days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) calendar days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) calendar day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity or set forth in this Lease.

20.Limitation of Liability.

THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD'S INTEREST IN THE PROPERTY AND ANY INSURANCE OR CONDEMNATION PROCEEDS FROM THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN SECTION 24 BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 24 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

21.Relocation. Landlord, at its expense, at any one time during the Term, may one-time relocate Tenant from the Premises to second (2nd) floor or higher space of reasonably comparable size, view, layout and utility ("Relocation Space") within the Building or other buildings within the Project upon at least 90 calendar days' prior written notice to Tenant. Expenses to be paid by Landlord, within thirty (30) days following delivery of an invoice by Tenant to Landlord, are Tenant's reasonable and actual expenses resulting from the physical relocation of Tenant's furniture, fixtures, cabling and equipment to the Relocation Space. Landlord, at its sole expense, shall provide Tenant with tenant improvements in the Relocation Space at least equal in quality to those in the Premises, which tenant improvements shall be substantially completed prior to the date Tenant has to vacate and surrender possession of the original Premises to Landlord. Tenant shall have no obligation to remove any tenant improvements, Alterations or cabling from the original Premises if Landlord relocates Tenant from the original Premises to the Relocation Space pursuant to this Section 21. From and after the date of the relocation, "Premises" shall refer to the Relocation Space into which Tenant has been moved and the Base Rent and Tenant's Pro Rata Share shall be adjusted based on the rentable square footage of the Relocation Space; provided, however, if (a) the Relocation Space contains fewer rentable square feet than the original Premises, then Tenant’s Base Rent obligation and Tenant’s Pro Rata Share shall be proportionately reduced or (b) the Relocation Space contains more rentable square feet than the original Premises, then Tenant’s Base Rent obligation and Tenant’s Pro Rata Share shall not increase as a result of such relocation.

22.Holding Over. If Tenant remains in possession of the Premises after expiration or termination of the Term, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on written thirty (30) day notice at any time, by either party. Tenant's occupancy shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the fair market gross rental for the Premises as reasonably determined by Landlord (which in no event shall be less than 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover). No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Further, there shall be no reconciliation or refund of amounts paid by Tenant during any period of holdover. If Landlord provides Tenant with at least thirty (30) calendar days prior written notice that Landlord has a signed proposal or lease from a succeeding tenant to lease the Premises, and if Tenant fails to surrender the Premises upon the later of (the “Consequential Damages Date”) (i) the date of expiration of such thirty (30) day period or (ii) the date of termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure to surrender possession of the Premises to Landlord on or before the Consequential Damages Date, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

23.CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Building and/or Project (the "Current CC&Rs"), including without limitation, the Governing Documents. Additionally, Tenant acknowledges that the Building may be subject to any future covenants, conditions, and restrictions and/or amendments to the Current CC&Rs (in any such event, the "Future CC&Rs") which Landlord, in Landlord's discretion, deems reasonably necessary or desirable and Tenant agrees that this Lease shall be subject and subordinate to the Current CC&Rs and such Future CC&Rs (collectively, the "CC&Rs"), provided any such Future CC&Rs shall not:

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(a) have a material adverse effect upon the access to and/or use by Tenant, or Tenant’s Invitees, of the Premises or vehicular and/or pedestrian access to the Premises or throughout the Project, (b) be materially inconsistent with the rights and obligations of Landlord and Tenant under this Lease; or (c) materially increase Tenant’s cost of operating its business in the Premises.

24.Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a "Mortgage"); provided, however, that a condition precedent to such subordination as to any future Mortgages shall be that Landlord obtains from the lender or other party in question a commercially reasonable subordination, non-disturbance and attornment agreement in favor of Tenant. This clause shall be self-operative, but upon request from the holder of a Mortgage (a "Mortgagee"), Tenant shall execute a commercially reasonable subordination, non- disturbance and attornment agreement within 10 calendar days after receipt of a written request from Landlord. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant shall, without charge, attorn to any successor to Landlord's interest in this Lease. Tenant shall, within 10 calendar days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by Landlord.

25.Financial Statements. Prior to the execution of this Lease by Landlord and at any time during the Term of this Lease (except in the event of sale or refinance of the Project, no more frequently than once each calendar year) upon ten (10) calendar days prior written notice from Landlord, Tenant agrees to provide Landlord with a current financial statement for Tenant and any guarantors of Tenant and financial statements for the two (2) years prior to the current financial statement year for Tenant and any guarantors of Tenant. Such statements are to be prepared in accordance with generally accepted accounting principles.

26.Notice. All demands, approvals, consents or notices shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party's respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

27.Surrender of Premises. At the termination of this Lease or Tenant's right of possession, Tenant shall remove Tenant's Property and any designated Required Removables from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant's Property within five (5) calendar days after termination, Landlord, at Tenant's sole cost and expense, shall be entitled to remove and store Tenant's Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant's Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant's Property from the Premises or storage within thirty (30) calendar days after notice, Landlord may deem all or any part of Tenant's Property to be abandoned and title to Tenant's Property shall vest in Landlord. If Tenant fails to remove any of the designated Required Removables by the Expiration Date or perform related repairs in a timely manner, Landlord may perform such work at Tenant's expense.

28.Miscellaneous.

28.01Costs and Expenses; No Waiver. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys' fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party's failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel.

28.02Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of calendar days that the performance is actually delayed due to strikes, acts of God, epidemic, pandemic or disease outbreak (including, without limitation, the COVID-19 virus), shortages of labor or materials, war, actions of government, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party ("Force Majeure"). Force Majeure shall not include financial difficulties of the party required to perform.

28.03Transfer By Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its ownership interest, rights and obligations in the Building, Project, Property or Lease, including the Security Deposit, and upon transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of obligations accruing subsequent to such transfer and the return of any Security Deposit.

28.04Renovation of the Project. Tenant acknowledges that portions of the Project may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant acknowledges and agrees that Landlord may alter, remodel, improve and/or renovate (collectively, the "Renovation Work") the Building, Premises, and/or the Project, and in connection with any Renovation Work, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, or the Project, restrict access to portions of the Project, including portions of the Common Areas, or perform work in the Building and/or the Project. Landlord agrees to use commercially reasonable efforts to minimize any disruption or interference with Tenant's business operations during the course of any such Renovation Work. Tenant hereby agrees that such Renovation Work and Landlord's actions in connection with such Renovation Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or liability to Tenant for any injury to or interference with Tenant's business arising from any such Renovation Work, and Tenant shall not be entitled to any damages from Landlord for loss of use of the Premises, in whole or in part, or for loss of Tenant's personal

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property or improvements, resulting from the Renovation Work or Landlord's actions in connection therewith or for any inconvenience occasioned by such Renovation Work or Landlord's actions in connection therewith.

28.05Submission of Lease; Claims By Brokers. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant, and Landlord's lender holding a lien with respect to the Building has approved this Lease and the terms and conditions hereof. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall be solely responsible for the payment of any commissions due the Brokers in connection with this Lease pursuant to separate agreements between Landlord and Brokers.

28.06Survival of Obligations. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

28.07Quiet Enjoyment; Binding Covenants. Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

28.08Entire Agreement. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant. This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located.

28.09Authority; PATRIOT Act; OFAC. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

28.10 Confidentiality. Landlord and Tenant acknowledge that the content of this Lease and any related documents, negotiations, and conversations are confidential information ("Confidential Information"). To the extent permitted by law, each party shall keep such Confidential Information strictly confidential and shall not disclose such Confidential Information to any person or entity other than their financial, legal, brokerage and space planning consultants, provided, however, that such recipients are bound by written duties of confidentiality with terms no less restrictive than those contained in this Lease. At the earlier expiration or termination of this Lease, each party shall, at the disclosing party’s election, destroy or return any Confidential Information in its possession or control, and shall provide a written certification confirming same. In the event either party is required to disclose Confidential Information pursuant to subpoena or other judicial process, the party so obligated shall notify the owner of the Confidential Information without delay so the owner of the Confidential Information may seek a protective order or other legal remedy to limit or prevent the disclosure of such Confidential Information. To the extent permitted by law, the party obligated to disclose the Confidential Information shall limit its disclosure of Confidential Information solely to the extent necessary to comply with its obligations as required by law.

29.Parking.

29.01Tenant's Parking Passes. During the Term of this Lease, Tenant shall purchase from Landlord, the number of parking passes specified in the Basic Lease Information hereof for use by Tenant's employees in the common parking areas for the Building within the Project, as designated by Landlord from time to time. Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and Project (including whether such areas shall be surface, underground and/or other structures) as long as Tenant is provided the number of parking passes designated in the Basic Lease Information. In addition, Landlord may, in its sole discretion, assign any unreserved and unassigned parking spaces, and/or make all or a portion of such spaces reserved.

29.02Visitor Parking Charges. In addition to such parking passes for use by Tenant's employees, Landlord shall permit access to the parking areas for Tenant's visitors, subject to availability of spaces and payment (by validation charges or otherwise) of commercially reasonable daily visitor parking charges therefor as may be established and adjusted by Landlord from time to time.

29.03Parking Rules. The use of the parking areas shall be subject to any commercially reasonable, uniform, and non-discriminatory rules and regulations adopted by Landlord and/or Landlord's parking operators from time to time, including any system for controlled ingress and egress and charging visitors and invitees, with appropriate provision for validation of such charges. Tenant shall not use more parking spaces than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants of the Building or Project or for such other uses as visitor parking. Tenant's parking passes shall be used only for parking by vehicles no larger than normally sized passenger automobiles or pick-up trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, including, without limitation, parking in spaces

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designated as reserved spaces, illegal parking, and any non-compliance with posted signage, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost thereof to Tenant, which cost shall be payable by Tenant within 30 calendar days of demand by Landlord.

30.Joint and Several Obligations. If more than 1 person executes this Lease as Tenant, their execution of this Lease will constitute their covenant and agreement that (i) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (ii) the term "Tenant" as used in this Lease means and includes each of them jointly and severally. The act of or notice from, or notice or refund to, or the signature of any 1 or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, will be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

31.Counterparts; Electronic Delivery; Electronic Signatures. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties may exchange counterpart signatures by facsimile or electronic transmission and the same shall constitute delivery of this Lease with respect to the delivering party. If a variation or discrepancy among counterparts occurs, the copy of this Lease in Landlord's possession shall control. The parties shall have the right to insert the name of the people executing this Lease using an electronic signature (an "Electronic Signature"), and an Electronic Signature shall be binding on such party as if this Lease had been originally executed by an ink signature.

32.Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the existence of certain Hazardous Materials (hereinafter defined). As used herein, "Hazardous Materials" means any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof, whether solid, semi-solid, liquid or gaseous, which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, tobacco smoke, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs), refrigerants (including those substances defined in the Environmental Protection Agency's "Refrigerant Recycling Rule", as amended from time to time) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any Laws, rules or regulations governing Hazardous Materials based upon, directly or indirectly, such properties or effects. Accordingly, the existence of gasoline and other automotive fluids, asbestos containing materials, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items must be disclosed. Gasoline and other automotive fluids are found in the parking areas of the Project. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building are found in the utility areas of the Building not generally accessible to Building occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain Hazardous Materials. Certain adhesives, paints and other construction materials and finishes used in portions of the Building may contain Hazardous Materials. The Building may from time to time be exposed to tobacco smoke. Building occupants and other persons entering the Building from time to time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain Hazardous Materials. By its execution of this Lease, Tenant acknowledges that the notice set forth hereinabove shall constitute the notice required under California Health and Safety Code Section 25915.5.

[SIGNATURES ON NEXT PAGE]

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Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

FLIGHT PHASE I OWNER, LLC,
a Delaware limited liability company

By:     /s/ Mark Potter    , Mark Potter
Authorized Signatory

TENANT:

CHROMADEX CORPORATION,
a Delaware corporation

By:     /s/ Kevin Farr
Kevin Farr
Name:

Title:    Chief Executive Officer

By:     /s/ Frank Jaksch
Frank Jaksch
Name:

Title:    Chairman of the Board

26-2940963
Tenant's Tax ID Number (FEIN)

This Lease must be signed by two (2) officers of Tenant: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer.

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EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

Exhibit A is intended only to show the general layout of the space plan as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord's rights with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to scale; any measurements or distances shown should be taken as approximate.

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EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between FLIGHT PHASE I OWNER, LLC, a Delaware limited liability company ("Landlord") and CHROMADEX CORPORATION., a Delaware corporation ("Tenant") for space in the Building located at 1735 Flight Way, Tustin, California.

1.Payments.

1.01Tenant shall pay Tenant's Pro Rata Share of Expenses (defined below) for each calendar year during the Term and also Tenant’s Pro Rata Share of Taxes (defined below) for each calendar year during the Term. Landlord shall provide Tenant with a good faith estimate of the Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one- twelfth of Tenant's Pro Rata Share of Landlord's estimate of Expenses and Taxes. After its receipt of the revised estimate, Tenant's monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expenses or the Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year's estimate(s) until Landlord provides Tenant with the new estimate. The failure of Landlord to timely furnish any such statement for any year shall not preclude Landlord from enforcing its rights to collect any Expenses or Taxes under this Exhibit B.

1.02As soon as is practical following the end of each calendar year, but no later than May 1st of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and the actual Taxes for the prior calendar year. If the estimated Expenses or estimated Taxes for the prior calendar year is more than the actual Expenses or actual Taxes, as the case may be, for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expenses or estimated Taxes for the prior calendar year is less than the actual Expenses or actual Taxes, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 calendar days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year. Notwithstanding the foregoing to the contrary, Tenant shall not be responsible for any Expenses or Taxes which were first billed to Tenant more than eighteen (18) months after the expiration of the applicable calendar year for which such charges were incurred.

2.Expenses.

2.01"Expenses" shall mean all costs, fees, amounts, disbursements and expenses of every kind and nature paid or incurred by or on behalf of Landlord with respect to any calendar year in connection with the operation, ownership, maintenance, insurance, restoration, management, replacement or repair of the Project, and the common area servicing the Project, or any portion thereof, in a first class manner, including, without limitation, any amounts paid or incurred with respect to: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; provided, however, if personnel employed by Landlord provides services to the Project and/or other buildings owned by Landlord or other Landlord affiliates, the labor and labor related costs of such personnel shall be equitably prorated; (b) a commercially reasonable property management fee; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Project, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and/or the other buildings or properties within or outside the Project, as applicable; (d) accounting costs; (e) the cost of services including but not limited to cleaning services (including without limitation, janitorial services, window cleaning, and garbage and refuse removal) and landscaping and hardscape expenses; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums for property, casualty, liability, rent interruption, earthquake, flood or other types of insurance carried by Landlord from time to time, and any deductibles thereunder actually paid by Landlord with respect to the Project;
(h) electricity, water, gas and any and all other utility costs to the extent same are not paid directly by, or Landlord is not reimbursed from, any tenant outside of Expenses; (i) a commercially reasonable administration and overhead fee (“Admin Fee”), (j) the costs (including market rent, staffing and all operating expenses) of any on-site amenity (e.g. including but not limited to a conference center, fitness center, etc.), to the extent that the revenue generated by the use of the amenity does not cover the expense of operating the same, (k) payments under any CC&Rs pertaining to the Project or any easement, license, parking or operating agreement or similar instrument which affects the Project;
(l) the costs of repairing, restoring and maintaining the Parking Facilities of the Project, including, without limitation, the resurfacing, restriping and cleaning of such facilities; (m) any costs, fees, amounts, disbursements and expenses which are generally included in Expenses under institutional owner practices; and (n) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business). The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord's option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. "Payback Period" means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building, the Project or the Property together with 1 or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building, the Project and the Property, and the other buildings or properties.

2.02Expenses shall not include the exclusions set forth in Schedule 1 to Exhibit B.

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2.03If at any time during a calendar year the Project is not at least 95% occupied or Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Project, variable Expenses shall, at Landlord's option, be determined as if the Project had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Project.

3."Taxes" shall mean: (a) all real property taxes and other assessments on the Building, the Project and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property's share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property and/or the Project; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, capital stock, gift, estate or inheritance tax.

4.Audit Right. Within one hundred fifty (150) calendar days ("Review Period") after Tenant's receipt of an annual statement of actual Expenses and the actual Taxes (the "Statement"), if Tenant disputes the amount set forth in the Statement, Tenant's employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not retained on a contingency fee basis) designated by Tenant, may, after reasonable notice to Landlord ("Review Notice") and at reasonable times, inspect Landlord's records at Landlord's offices, provided that Tenant is not then in default after expiration of all applicable notice and cure periods. Tenant and such accountant or representative shall cause their respective agents and employees to maintain all information contained in Landlord's records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord's records one (1) time during any twelve (12) month period. If after such inspection, but within thirty (30) calendar days after the Review Period, Tenant notifies Landlord in writing ("Dispute Notice") that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord's standard accounting practices, at Tenant's expense, by an independent certified public accountant selected by Landlord and reasonably approved by Tenant and who is a member of a nationally or regionally recognized accounting firm. Tenant's failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within thirty (30) calendar days after the Review Period shall be deemed to constitute Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Expenses and Taxes set forth in the Statement were overstated by more than five percent (5%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties' receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Expenses or Taxes payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

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SCHEDULE 1 TO EXHIBIT B

EXCLUSIONS FROM EXPENSES

(i)Franchise taxes or taxes imposed upon or measured by the income or profits of Landlord;

(ii)Any administrative wages and salaries for employees above the level of general manager or any other general and administrative overhead (excluding the Admin Fee) of Landlord, including, but not limited to, renting commissions but excluding management fees;

(iii)The cost of any special work or special service performed for any tenant (including Tenant) whether or not at the cost of such tenant;

(iv)Amortization of any debt and other non-cash expenses except as provided for herein;

(v)The cost of alterations to tenant spaces and any fit-out in advance of and in expectation of a tenant, leasehold alterations, additions, changes, replacements, improvements and decorations made for tenants or occupants of the Building or cash allowances in lieu thereof;

(vi)Any expenses incurred in connection with any mortgage or other financing securing the land comprising the Project or the Building or interests in Landlord including, without limitation, mortgage interest or amortization, or in connection with any refinancing thereof, including, without limitation, legal, accounting, consultant, mortgage, brokerage or other expenses related thereto;

(vii)Costs covered by enforceable warranties and guaranties but only to the extent Landlord is actually reimbursed under such warranties and guaranties;

(viii)Personnel benefits, expenses and salaries of the type set forth in Section 2.01 of Exhibit B for employees above the level of general manager;

(ix)Any overhead and/or profit increment paid to Landlord or to subsidiaries or affiliates or Landlord for services in the Project to the extent the same exceed the amount which would generally be expected to be the cost of such services rendered by comparably qualified unaffiliated third parties;

(x)Any cost or expense which would otherwise be included in Expenses to the extent that Landlord is actually reimbursed from a source outside of Expenses;

(xi)Advertising, entertaining and promotional expenditures;

(xii)The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation, to the extent Landlord is compensated therefor during the year to which an Expense statement relates (or would have been compensated therefor if Landlord had carried the insurance coverage required of Landlord hereunder);

(xiii)The portion of any fee or expenditure (other than a management fee) paid to Landlord or any other Landlord affiliate that is in excess of the amount which would be paid if such fee or expenditure were competitively bid;

(xiv)Costs and expenses, including, without limitation legal fees, incurred in connection with the enforcement of leases and occupancy agreements, and/or suits brought by tenants with respect to their leases or occupancy agreements, including, without limitation, disbursements in connection with any summary proceeding to dispossess any tenant or occupant;

(xv)Attorneys’ fees and disbursements, costs and expenses incurred in connection with preparing and negotiating leases, amendments and modifications thereto, consents to sublease, assignments, take over or assumption fees, or any form leases with respect to the operation of the Project and disputes with tenants or occupants in the Building or Project (it being agreed that reasonable attorneys’ and accountants’ fees and disbursements incurred directly in connection with the operation of the Building shall be included in Expenses);

(xvi)Legal, accounting and auditing fees, other than (A) accounting and auditing fees reasonably incurred in connection with the preparation of statements required pursuant to Additional Rent or rent escalation provisions, (B) reasonable legal, accounting, consulting and appraisal fees incurred in protesting (or seeking a refund or reduction of) Taxes to the extent such protests result in a savings to Tenant in Taxes that Tenant would have otherwise paid to Landlord and provided that the amount thereof is not reimbursed to Landlord, and (C) legal, accounting and consulting fees incurred in defending a non-criminal audit relating to the operation of the Project or Building (for purposes of illustration only a sales tax audit or utility audit) conducted by a governmental entity (whether or not Landlord prevails in such audit).

(xvii)Costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law;

(xviii)All costs and expenses resulting from the negligence or willful misconduct of Landlord, its employees, agents or contractors and any damages and attorneys’ fees and disbursements and other costs in connection with any judgment, settlement or arbitration award resulting from any tort liability of Landlord, its employees, agents or contractors;

(xix)Any amount resulting from Landlord’s failure to meet its legal or contractual obligations (e.g., failure to pay taxes, defaults under leases or agreements, etc.);

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(xx)Any lease payments for equipment which, if purchased, would be specifically excluded as a capital improvement;

(xxi)Dues to lobbying associations (BOMA fees excepted) or contributions to political or charitable organizations;

(xxii)Costs incurred in connection with the acquisition, sale, financing or other disposition of air rights, transferable development rights, easements or other real property interests;

(xxiii)The cost of overtime heating, air-conditioning and ventilation (including costs related to chilled water) for any tenants of the Building;

(xxiv)Costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify any tenant (including Tenant) of the Building pursuant to its lease or otherwise;

(xxv)Any bad debt loss, rent loss or reserves for bad debts or rent loss;

(xxvi)Expenditures for repairing and/or replacing any defect in the initial design or construction of the Building;

(xxvii)Costs incurred by Landlord which result from Landlord’s or any other tenant’s breach of a lease or Landlord’s tortuous or negligent conduct;

(xxviii)Expenses of relocating or moving any tenant(s) of the Building; and

(xxix)Costs and expenses incurred in curing any violation of any Laws existing as of the Commencement Date or compliance with any Laws existing as of the Commencement Date, with respect to a condition existing as of the Commencement Date, unless caused by an act or omission of Tenant or any person claiming by, through or under Tenant.

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EXHIBIT C

WORK LETTER
TURN KEY (NO CAP)

This Exhibit is attached to and made a part of the Lease by and between FLIGHT PHASE I OWNER, LLC, a Delaware limited liability company ("Landlord") and CHROMADEX CORPORATION, a Delaware corporation ("Tenant") for space in the Building located at 1735 Flight Way, Tustin, California.

1.Tenant shall, subject to the express provisions of this Work Letter, accept the Premises in its then condition on the delivery date, "AS-IS," "WITH ALL FAULTS" and Landlord shall have no duty or obligation to improve, or pay for any improvement for, the Premises or any portion thereof (or correct any violation of any statutes, law, ordinance, code or regulation applicable thereto).

2.Landlord, at its sole cost and expense (subject to the terms and provisions of Section 3 below) shall perform improvements to the Premises in accordance with the space plan attached hereto as Schedule 1 (the "Space Plan") using Building standard methods, materials and finishes that are consistent with the materials and finishes used by Landlord in the spec suite in Building A Suite 125. The improvements to be performed in accordance with the Space Plan are hereinafter referred to as the "Landlord Work". Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord Work shall include any and all architectural fees, engineering fees, and city permits.

3.All other work and upgrades, subject to Landlord's approval, shall be at Tenant's sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as Additional Rent and a construction management fee payable to Landlord equivalent to five percent (5%) of the cost of such work and upgrades (collectively, "Tenant Excess Costs"); provided, however, Tenant may use any available General Use Allowance (as defined in Exhibit E attached to the Lease) to fund the Tenant Excess Costs. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any such other work and upgrades requested or performed by Tenant.

4.Landlord's supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, Laws or regulations or that the improvements constructed will be adequate for Tenant's use.

5.Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant's business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not delay the Commencement Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

6.The Landlord Work shall not include any of Tenant’s trade fixtures, equipment, furniture, furnishings, telephone and data equipment, or other personal property. Tenant shall assume full responsibility to ensure that all items associated with the Landlord Work are adequate to fully meet the requirements of Tenant’s intended use of the Premises.

7.For purposes of this Lease, including for purposes of determining the Commencement Date (pursuant to Section 2 of the Lease), the Landlord Work shall be "Substantially Complete" upon the completion of the Landlord Work in the Premises pursuant to the Space Plan, with the exception of any punch list items that do not materially and adversely affect Tenant’s use and occupancy of the Premises and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by or on behalf of Tenant in accordance with the terms of this Work Letter.

8.This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

9.Tenant's and Landlord's Representatives. Tenant has designated David Kroes, Senior Vice President, People Matter(s) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Landlord has designated Megan Crabtree as its sole representative with respect to the matters set forth in this Work Letter who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

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SCHEDULE 1 TO EXHIBIT C

SPACE PLAN

THE FLIGHT

ALTERNATE COST FOR NEW DOUBLE ENTRY DOOR TO MATCH ADJACENT SUITE
FULL HEIGHT DEMISING WALL WITH INSULATION
GALLERIA
EXEC OFFICE
HOTEL OFFICE / CONF
OFFICE
OFFICE
OFFICE
OFFICE
CONFERENCE
HOTEL OFFICE
HOTEL OFFICE
OFFICE
IT / STORAGE
BREAK & LOUNGE
OPEN TO BELOW

7,799 RSF

SUITE 200 | ChromaDex | 1735 FLIGHT WAY, SUITE 200, TUSTIN CA | DATE :11/6/2021 | ENVIRON

SP-1 REV. 2

100 Oceangate , Suite P-200 | Long Beach, CA 90802 | T: 562-495-7110 | mail@environarch.com | © 2021

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EXHIBIT D

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking areas/garage, the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease. Landlord shall enforce the Rules and Regulations in a uniform and non-discriminatory manner.

1.Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant's employees to loiter in Common Areas or elsewhere about the Building or Property.

2.Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant's cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord's prior approval, which approval shall not be unreasonably withheld.

4.Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.Tenant shall not place any lock(s) on any door, or install any security system (including, without limitation, card key systems, alarms or security cameras), in the Premises or Building without Landlord's prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right to retain at all times and to use keys or other access codes or devices to all locks and/or security system within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Landlord's initial cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease. Further, if and to the extent Tenant re-keys, re-programs or otherwise changes any locks at the Project, Tenant shall be obligated to restore all such locks and key systems to be consistent with the master lock and key system at the Building, all at Tenant's sole cost and expense.

6.All contractors, contractor's representatives and installation technicians performing work in the Building shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord's standard rules, regulations, policies and procedures, which may be revised from time to time.

7.Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord; provided, however, the delivery of normal and customary business supplies shall not be restricted to such hours. Tenant shall obtain Landlord's prior approval by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

8.Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant's Property shall be repaired at Tenant's sole expense.

9.Corridor doors, when not in use, shall be kept closed.

10.Tenant shall not: (i) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise unreasonably interfere in any way with other tenants or persons having business with them;
(ii) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (iii) conduct or permit other activities in the Building that might, in Landlord's sole opinion, constitute a nuisance.

11.No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises provided that Tenant’s employees’ dogs may be brought onto the Project subject to compliance with the Dog Visitation Policy set forth below as part of this Exhibit D.

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12.No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws, rules and regulations. Tenant shall not, without Landlord's prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Laws which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13.Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.Tenant shall not take any action which would violate Landlord's labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord's or any other tenant's or occupant's business or with the rights and privileges of any person lawfully in the Building ("Labor Disruption"). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, portable coolers (such as "move 'n cools") or space heaters, without Landlord's prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant's employees and invitees.

17.Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord's systems and procedures.

19.Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord's reasonable opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

24.Tenant shall at all times reasonably comply with, and shall cause its employee, agents and invitees to comply with such governmental and regulatory orders, laws, programs, procedures and protocols as may be implemented from time to time at or with respect to the Building in order to address any events or circumstances that may pose danger or risk to persons or property relating to community health emergencies, including epidemic, quarantine, or any infectious disease-related outbreak. Such cooperation and compliance may include compliance with reasonable Building shutdown orders and reduced access to use of Common Areas, parking facilities, elevators and other Building systems and amenities, and may also include voluntary participation in screening programs intended to identify those persons who may present risk of contagion of infectious diseases and conditions. Tenant shall also immediately notify Landlord or Landlord’s property manager of any persons entering the Building that have a contagious condition related to a pandemic or other health emergency. In the event Tenant becomes aware that an employee or agent of

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Tenant that entered the Building or Tenant’s Premises had contracted a contagious condition related to a pandemic or other health emergency, Tenant shall immediately notify Landlord and the Building’s Property Manager, and in such an event the Premises, Common Areas on the Tenant’s floor, and affected elevators cabs will be thoroughly cleaned and disinfected at Tenant’s expense based upon Landlord's out-of-pocket cost. Landlord will not include in Tenant’s Expenses Common Area disinfecting that is for the exclusive benefit of one tenant, or that is paid for or the responsibility of another tenant of the Building. Tenant shall also follow (and shall cause its employees and invitees to follow) County Health and CDC Guidelines with regard to quarantine and isolation of all persons coming into contact with the infected person(s). Notwithstanding the foregoing, Landlord acknowledges if there is governmental restriction(s) imposed related to limiting access to the Building, Landlord shall reasonably cooperate with Tenant to provide Tenant with the ability to access its servers and equipment if necessary.

PARKING RULES AND REGULATIONS

(i)Landlord reserves the right to establish and reasonably change the hours for the parking areas, on a uniform and non-discriminatory basis, from time to time. Tenant shall not store or permit its employees to store any automobiles in the parking areas without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking areas, or on the Property or the Project. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

(ii)Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iii)All directional signs and arrows must be observed.

(iv)The speed limit shall be 5 miles per hour.

(v)Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

(vi)Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)areas not striped for parking

(b)aisles

(c)where "no parking" signs are posted

(d)ramps

(e)loading zones

(vii)Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator. Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

(viii)Parking areas managers or attendants are not authorized to make or allow any exceptions to these Rules.

(ix)Every parker is required to park and lock his/her own car.

(x)Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the parking areas manager immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant or its employees must be reported to the office of the parking areas immediately.

(xi)Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xii)Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.

A.TENANT ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT AS TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR LANDLORD’S AGENTS AND EMPLOYEES, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT'S PROPERTY (INCLUDING, WITHOUT LIMITATIONS, ANY LOSS OR DAMAGE TO TENANT'S AUTOMOBILE OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT'S USE OF THE PARKING AREAS OR EXERCISE OF ANY RIGHTS UNDER THIS PARKING AGREEMENT. THE LIMITATION ON LANDLORD'S LIABILITY UNDER THE PRECEDING SENTENCE SHALL NOT APPLY HOWEVER TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD'S WILLFUL MISCONDUCT.

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B.Without limiting the provisions of Paragraph A above, Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant arising as a result of parking in the parking areas or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant by this instrument, to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence. If Tenant fails to comply with the parking rules and regulations set forth herein, Landlord shall have the right to take such action as may be necessary to enforcement thereof, which may include the towing of vehicles, attachment of wheel immobilizer units (boots) and the like.

C.The provisions of Section 29 of the Lease are hereby incorporated by reference as if fully recited.

By executing the Lease to which this Exhibit D is attached, Tenant acknowledges that it has read and agreed to be bound by the forgoing Building Rules and Regulations. Tenant further confirms that it has been fully and completely advised of the potential dangers incidental to parking in the parking areas and the terms and conditions set forth above.

DOG VISITATION POLICY

Dog Visitation Policy

Bringing a dog to work is a privilege and requires complete responsibility on the part of the person bringing the dog to work (each, an "Owner"). Owners must recognize that (1) not all employees and/or visitors and/or other occupants of the Project appreciate dogs in the office, and (2) certain employees and/or visitors and/or other occupants of the Project may have intolerance to dogs, such as allergy, fear of, or phobia. This policy does not apply to the use of service animals at work, and appropriate arrangements will be determined in such cases. Owners are required to follow these rules when bringing a dog to the Project and such other rules as may be implemented by Landlord and/or Tenant from time to time.

Prerequisites for a Dog to be at the Project

•Properly licensed and vaccinated with proof of such license and vaccination available upon request.
•Free from contagious illness and internal and external parasites including fleas.
•Exhibits appropriate office behavior: Walks beside you on a leash; reliably housebroken; remains calm when left alone; well socialized to people, places, sounds, and objects; enjoys being around people.
•Does not exhibit inappropriate office behavior (including but not limited to): aggression, growling, barking, chasing, biting, nipping, over-exuberance, dominance, territorialism, running away, having accidents (i.e., urinating indoors), chewing or damaging office furniture or equipment, whining, howling, or otherwise interfering with an employee's ability to do their work. Inappropriate office behavior by a dog will result in the animal no longer being allowed in the Building as reasonably determined by Landlord.
•Dogs must be washed regularly.

Dog Boundaries at Work

•Dogs must be on a leash or confined to a crate while entering and leaving the Project and may not be left alone in any Common Area.
•Dogs must not be in or near any cafeteria, break rooms, bathrooms, or conference rooms.
•Dogs must be taken to relieve themselves in the designated area only and shall not relieve themselves in any other area in the Project. If a dog relieves itself in any other areas in the Project other than the area designated by Landlord, then Tenant shall immediately notify property management in order for property management to clean the areas affected. In such case, Tenant shall pay all charges associated with cleaning and removing any waste generated by such dogs.
•In no event shall Tenant or its employees collectively bring more than five (5) dogs at any one time to the Project. Any dogs that are brought to the Project must first be registered with the property manager and, in connection with such registration, the dog owner shall provide evidence of liability insurance for the dog, vaccination records and any other information reasonably requested by Landlord.

Expectations of Dog Owners

•Owners must supervise their dogs at all times, or appoint a willing and able watcher.
•Owners must clean up after their dogs and bring supplies such as pet waste bags.
•Owners should maintain adequate liability insurance coverage against dog mishaps and take full responsibility.

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EXHIBIT E

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between FLIGHT PHASE I OWNER, LLC, a Delaware limited liability company ("Landlord") and CHROMADEX CORPORATION, a Delaware corporation ("Tenant") for space in the Building located at 1735 Flight Way, Tustin, CA.

1.Abatement of Rent. Provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate (a) Tenant's obligation to pay Base Rent for the second (2nd) through the thirteenth (13th) full calendar months of the initial Term and (b) Tenant's obligation to pay Tenant's Pro Rata Share of Taxes and Expenses for the second (2nd) through the seventh (7th) full calendar months of the initial Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease including, without limitation, the payment of Tenant's Pro Rata Share of Taxes and Expenses for the eighth (8th) through the thirteenth (13th) full calendar months of the initial Term. In the event of a Default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 19 of this Lease, then as a part of the recovery set forth in Section 19 of this Lease, Landlord shall be entitled to recover the Base Rent and Tenant's Pro Rata Share of Taxes and Expenses that were abated under the provisions of this Section 1.

2.Beneficial Occupancy Period. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to commence business from the Premises and install furniture, fixtures and equipment in the Premises during the period (the "Beneficial Occupancy Period") from the date of Substantial Completion of the Landlord Work through the day prior to the Commencement Date, provided that (a) a certificate of occupancy (or its equivalent) shall have been issued by the appropriate governmental authorities for the Premises, and (b) all of the terms and conditions of this Lease shall apply during the Beneficial Occupancy Period (if any), except that Tenant's obligation to pay Base Rent and Tenant's Pro Rata Share of Expenses and Taxes shall not apply during the Beneficial Occupancy Period. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 2, Tenant shall submit certificates of insurance reasonably acceptable to Landlord.

3.General Use Allowance. Landlord hereby agrees to reimburse Tenant for costs (collectively, "FF&E Costs") up to $77,990.00 (the "General Use Allowance") that Tenant actually incurs in purchasing and installing furniture, fixtures and equipment in the Premises, moving into the Premises and for any Tenant Excess Costs (as defined in Exhibit C attached to the Lease). Landlord shall reimburse Tenant for FF&E Costs actually incurred by Tenant, up to the General Use Allowance, within thirty (30) calendar days after Landlord's receipt of invoices evidencing Tenant's FF&E Costs. Any portion of the General Use Allowance that is not so requested by Tenant on or before February 29, 2024 (“Allowance Deadline”) shall revert to Landlord. If Tenant uses less than the General Use Allowance for FF&E Costs, Tenant may request in a written notice (“Rent Credit Notice”) delivered to Landlord on or before Allowance Deadline, that any unused portion of the General Use Allowance be applied as a credit against Tenant’s Base Rent obligations. If Tenant timely and properly delivers the Rent Credit Notice to Landlord, the credit against Base Rent shall commence following the later of (a) the first day of the calendar month following the delivery of the Rent Credit Notice to Landlord or (b) August 1, 2023. Any portion of the General Use Allowance that is not so requested by Tenant on or before the Allowance Deadline shall revert to Landlord.

4.Identity Signage. Landlord shall provide Tenant with, at Tenant's expense, (a) one Building standard Premises suite identification signage and (b) Building-standard inclusion on any Building directory board signage.

5.Conference Center Usage. Subject to availability and payment by Tenant for any Tenant requested special services and the standard take down and cleaning costs charge, during the Term of the Lease, Landlord shall provide Tenant with use of a single room within the Conference Center at no charge on one (1) day per calendar month on a non-cumulative basis (i.e. Tenant may not carry any unused free conference room usage forward for use in future calendar months).

6.Building Systems Condition. Landlord represents and warrants to Tenant that on the date of delivery of the Premises to Tenant (the “General Warranty Date”), the base shell and core of the Building and the building systems serving the Premises installed as part of Landlord's base building work (including, without limitation, the roof and floor slabs, fire/life safety system, the lighting and heating, ventilation and air conditioning) shall be in good working order in effect as of the General Warranty Date (collectively, the “Landlord Warranty”). In the event that it is determined that the Landlord Warranty was untrue at any time on or before the General Warranty Date, Landlord shall not be in default under this Lease if after Landlord receives written notice of the Landlord Warranty that is untrue, Landlord shall promptly take all actions necessary to correct the untrue Landlord Warranty at Landlord's sole cost and expense. If the Landlord Warranty is untrue (an “Untrue Landlord Warranty”), Tenant shall, as Tenant's sole and exclusive remedy, notify Landlord in writing (the “Warranty Notice”) within thirty (30) days after the later of the General Warranty Date, time being of the essence (the “Warranty Notice Date”), of the details pertaining to each Untrue Landlord Warranty. The Warranty Notice shall state the specific way in which the Landlord Warranty is untrue. Landlord shall have no responsibility to correct any Untrue Landlord Warranty unless Tenant notifies Landlord on or before the Warranty Notice Date in a Warranty Notice of the Untrue Landlord Warranty, and if Tenant notifies Landlord of the Untrue Landlord Warranty after the Warranty Notice Date, Landlord shall have no obligation pursuant to this Section 6 to correct the Untrue Landlord Warranty. Notwithstanding the foregoing, Landlord shall have no obligation pursuant to this Section 6 to correct an Untrue Landlord Warranty if the repair is necessitated by the negligence or misuse of Tenant or its agents, employees or contractors.

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EXHIBIT F

INTENTIONALLY OMITTED

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EXHIBIT G

STATEMENT OF TENANT REGARDING LEASE COMMENCEMENT

The undersigned as Tenant under that certain Office Lease Agreement made and entered into by and between FLIGHT PHASE I OWNER, LLC, a Delaware limited liability company, as Landlord, and the undersigned, as Tenant (the "Lease"), hereby certifies that:

1)The undersigned has entered into occupancy of the Premises described in said Lease on
    , 20    .

2)All conditions under said Lease to be performed by Landlord have been satisfied, and on this date there are not existing defenses or offsets which the undersigned has against the enforcement of said Lease by Landlord.

3)The Term of the Lease commenced, or will commence, as of    , 20 , which date shall be the "Commencement Date" under the terms of the Lease.

4)The "Expiration Date" of the Lease is    , 20 , subject to extension or earlier termination in accordance with the terms and conditions of the Lease.

5)Tenant accepts the Premises in its "As-Is" condition as of the date of Tenant's possession thereof.

6)Tenant's obligation to pay Base Rent will commence on    , 20 . The Abatement Period (as defined in Exhibit E of the Lease) will commence on    , and end on    , 20 .

7)Tenant's obligation to pay Tenant's Pro Rata Share of Expenses and Taxes will commence on
    , 20    .

Yours very truly,

    , a

By:

Name:

Its:

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RIDER NO. 1 TO OFFICE LEASE

EXTENSION OPTION RIDER

This Rider No. 1 is made and entered into by and between FLIGHT PHASE I OWNER, LLC, a Delaware limited liability company ("Landlord"), and CHROMADEX CORPORATION, a Delaware corporation ("Tenant"), as of the day and year of the Lease between Landlord and Tenant to which this Rider No. 1 is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider No. 1 to the "Lease" shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider No. 1. All capitalized terms not defined in this Rider No. 1 shall have the same meaning as set forth in the Lease.

1.Landlord hereby grants to Tenant one (1) option (the "Extension Option") to extend the Term of the Lease for an additional period of five (5) years (the "Option Term"), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for the Monthly Base Rent, which shall equal the greater of (a) the Monthly Base Rent payable by Tenant during the last month of the then current Term immediately preceding the Option Term or (b) the "fair market rental rate" for the Premises for the Option Term as defined and determined in accordance with the provisions of Section 3 below.

2.The Extension Option must be exercised, if at all, by an irrevocable written exercise notice ("Extension Notice") delivered by Tenant to Landlord no sooner than that date which is eighteen (18) months and no later than that date which is twelve (12)months prior to the expiration of the then current term of the Lease. The Extension Option shall, at Landlord's sole option, not be deemed to be properly exercised if, at the time the Extension Option is exercised or on the scheduled commencement date for the Option Term, (a) Tenant has failed to cure a Default pursuant to Section 18 of the Lease, or (b) Tenant has assigned all or any portion of the Lease or its interest therein to other than an Affiliated Assignee or sublet all or any portion of the Premises to other than an Affiliate. Provided Tenant has properly and timely exercised the Extension Option, the then current term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Monthly Base Rent shall be as set forth above.

3.If Landlord determines that the Monthly Base Rent for the Option Term shall be the Monthly Base Rent payable by Tenant during the last month of the then current Term pursuant to Section 1(a) above, such determination shall be conclusive, Tenant shall have no right to object thereto, and the following provisions regarding the determination of the fair market rental rate shall not apply. If, however, Landlord determines that the Monthly Base Rent for the applicable Option Term shall be the fair market rental rate pursuant to Section 1(b) above, then such fair market rental rate shall be determined in accordance with the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2. The Monthly Base Rent for the Option Term shall include the periodic rental increases that would be included for space leased for the period of the Option Term.

4.Notwithstanding the fair market rental rate determined pursuant to Section 3 above, in no event shall the Monthly Base Rent payable during the Option Term be less than the Monthly Base Rent payable during the last month of the immediately preceding Term.

5.Tenant's Extension Option is further subject to the terms and conditions of Rider No. 3 attached hereto.

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RIDER NO. 2 TO OFFICE LEASE

FAIR MARKET RENTAL RATE

This Rider No. 2 is made and entered into by and between FLIGHT PHASE I OWNER, LLC, a Delaware limited liability company ("Landlord"), and CHROMADEX CORPORATION, a Delaware corporation ("Tenant"), as of the day and year of the Lease between Landlord and Tenant to which this Rider No. 2 is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider No. 2 to the "Lease" shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider No. 2. All capitalized terms not defined in this Rider No. 2 shall have the same meaning as set forth in the Lease.

1.The term "fair market rental rate" as used in the Lease and any Rider attached thereto shall mean the annual amount per square foot, projected during the Option Term that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable Class "A" office building located in the John Wayne Airport market area (the "Comparison Area") would accept, in an arm's length transaction (what Landlord is accepting in then current transactions for the buildings located in the Project may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, project amenities, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings. All economic terms other than Monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above. The fair market rental rate shall include the periodic rental increases that would be included for space leased for the period of the Option Term.

2.In the event the determination of fair market rental rate is required under the Lease (as set forth in Rider No. 1 above), Landlord shall provide written notice of Landlord's determination of the fair market rental rate (“Landlord Rent Notice”) not later than the date that is eleven (11) months prior to the expiration of the initial Term of the Lease. Tenant shall have ten (10) calendar days after receipt of Landlord's notice of the fair market rental rate within which to accept or reject such fair market rental rate by delivering written notice ("Tenant Rent Response Notice") thereof to Landlord. For purposes of this Rider No. 2, the last day of such 10-calendar day period shall be referred herein as the "Objection Date". Tenant's failure to deliver the Tenant Rent Response Notice on or before the Objection Date shall be deemed to constitute Tenant's acceptance of the fair market rental rate set forth in the Landlord Rent Notice. If Tenant timely objected in the Tenant Rent Response Notice to Landlord’s fair market rental rate, the parties shall follow the procedure and the fair market rental rate shall be determined as set forth in Section 3 below.

3.If Tenant timely and appropriately objects to Landlord's determination of the fair market rental rate in the Tenant Rent Response Notice, Landlord and Tenant shall attempt to agree upon the fair market rental rate using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty-one (21) calendar days following the delivery of the Tenant Rent Response Notice ("Outside Agreement Date"), then each party shall make a separate determination of the fair market rental rate which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):

(i)Landlord and Tenant shall each appoint, within ten (10) calendar days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the Comparison Area, and who has been active in such field over the last ten (10) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted fair market rental rate is the closest to the actual fair market rental rate as determined by the arbitrators, taking into account the requirements of Section 1 above (i.e., the arbitrators may only select Landlord's or Tenant's determination of the fair market rental rate and shall not be entitled to make a compromise determination).

(ii)The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third (3rd) arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(iii)The three (3) arbitrators shall within fifteen (15) calendar days of the appointment of the third (3rd) arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted fair market rental rate, and shall notify Landlord and Tenant thereof.

(iv)The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and
Tenant.

(v)If either Landlord or Tenant fails to appoint an arbitrator within ten (10) calendar days after the applicable Outside Agreement Date, the arbitrator appointed by one (1) of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

(vi)If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 3.

(vii)The cost of arbitration shall be paid by Landlord and Tenant equally.

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RIDER NO. 3 TO OFFICE LEASE

OPTIONS IN GENERAL

This Rider No. 3 is made and entered into by and between FLIGHT PHASE I OWNER, LLC, a Delaware limited liability company ("Landlord"), and CHROMADEX CORPORATION, a Delaware corporation ("Tenant"), as of the day and year of the Lease between Landlord and Tenant to which this Rider No. 3 is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider No. 3 to the "Lease" shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider No. 3. All capitalized terms not defined in this Rider No. 3 shall have the same meaning as set forth in the Lease.

(a)Definition. As used in this Lease and any Rider or Exhibit attached hereto, the word "Option" shall mean all options granted to Tenant under the Lease, including the Extension Option pursuant to Rider No. 1 attached hereto.

(b)Option Personal. The Option granted to Tenant is personal to the original Tenant executing this Lease (the "Original Tenant") and any Affiliated Assignee and may be exercised only by the Original Tenant or an Affiliated Assignee while occupying the entire Premises (including any space occupied by an Affiliate pursuant to any then existing sublease(s)) and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the Original Tenant or an Affiliated Assignee. The Option granted to Tenant under this Lease is not assignable separate and apart from this Lease, nor may the Option be separated from this Lease in any manner, either by reservation or otherwise.

(c)Effect of Default on Options. Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant's exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in Default of any monetary obligation or material non-monetary obligation under the terms of this Lease as of Tenant's exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event, or (ii) Tenant has been in uncured Monetary Default under the Lease more than twice prior to the date of delivery of the Extension Notice.

(d)Option as Economic Term. The Option is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.

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